UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  

Check the appropriate box:

	Preliminary Proxy Statement
	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
	Definitive Proxy Statement
☒	Definitive Additional Materials
	Soliciting Material Pursuant to §240.14a-12

PUBLIC STORAGE

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

	Fee paid previously with preliminary materials.


Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PUBLIC STORAGE

SUPPLEMENTAL MATERIAL TO OUR PROXY STATEMENT

FOR OUR ANNUAL MEETING TO BE HELD ON MONDAY, APRIL 25, 2016

This Supplement dated April 14, 2016 amends and supplements the Proxy Statement of Public Storage (“we”, “our” or the “Company”) dated March 16, 2016 (the “Proxy Statement”) with the following information.

Appointment of Proxy Solicitor

Subsequent to filing the Proxy Statement for our 2016 Annual Meeting of Shareholders to be held on April 25, 2016, we retained Okapi Partners, an independent proxy solicitation firm, to assist in soliciting proxies on our behalf.  We have agreed to pay Okapi Partners a fee of approximately $15,000, plus costs and expenses, for these services.  We bear all proxy solicitation costs.  If shareholders need assistance with casting or changing their vote, they should contact our proxy solicitor, Okapi Partners, toll-free at 1-877-629-6355.

Important Information

The Company has filed a definitive Proxy Statement with the Securities and Exchange Commission (the “SEC”) and has furnished to its shareholders a Proxy Statement in connection with the solicitation of proxies for the 2016 Annual Meeting of Shareholders.  The Company advises its shareholders to read the Proxy Statement relating to the 2016 Annual Meeting, as amended and supplemented by this Supplement, because it contains important information.  Shareholders may obtain a free copy of the Proxy Statement and other documents that the Company files with the SEC at the SEC’s website at www.sec.gov.